Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Financial Officer	Co-President
(201) 934-4201	(917) 322-2571
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST RECEIVES GUIDANCE FROM NASDAQ

REGARDING MINIMUM BID PRICE REQUIREMENT

CORAL GABLES, FL, November 13, 2009 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it received a Nasdaq Staff Deficiency Letter dated November 13, 2009 indicating that the Company is not in compliance with the Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

The Nasdaq Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. In light of the deficiency, the Rules also provide the Company with a grace period of 180 calendar days in which to regain compliance. If at any time during this grace period the bid price of the Company’s security closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq Stock Market will provide the Company with a written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, the Company may be eligible for an additional 180-day grace period if at such time it meets the initial listing standards for listing on the Nasdaq Capital Market, with the exception of the bid price requirement.

The Company understands the Nasdaq requirements and believes it will be able to regain compliance with the Rules within the allotted grace period.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. Catalyst has also recently been granted worldwide rights to another patented drug, CPP-115, by Northwestern University. The Company intends to pursue development of CPP-115 for several indications, including drug addiction and epilepsy. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.